EXHIBIT 10.1
2005 Director Compensation

Annual Retainer:	$20,000
In-Person Board of Director Meetings:	$2,000
Additional In-Person Board of Director Meetings held on the day following an In-Person Board Meeting:	$1,000
Telephonic Board of Director Meetings:	$1,000
Audit Committee Meeting — Chair:	$3,000
Audit Committee Meeting — Member:	$1,000
Compensation Committee Meeting — Chair:	$1,000
Compensation Committee Meeting — Member:	$500
Investigative Committee Meetings:	$1,000